Exhibit 99.1

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Nephros Announces Financial Results for Quarter Ended March 31, 2026

First-Quarter Net Revenue Growth of 7% to $5.2 million;

Core Programmatic Revenue Grew by 23% Year Over Year

SOUTH ORANGE, NJ, May 7, 2026 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration solutions to the medical and commercial markets, today announced financial results for the first quarter ended March 31, 2026.

Financial Highlights

●	Net revenue was $5.2 million, compared to $4.9 million in the first quarter of 2025, up 7%
●	Net income was $140,000, compared to a net income of $558,000 in the first quarter of 2025
●	Adjusted EBITDA was $206,000, compared to $667,000 in the first quarter of 2025

“Q1 2026 represents another important milestone for Nephros, as we exceeded $5 million in revenue in a quarter the first time in our company’s history,” said Robert Banks, President and Chief Executive Officer of Nephros. “This performance reflects continued strength in our core programmatic business, increasing adoption of our products across new applications, and growing contributions from our service offerings.”

Banks continued, “While we are very pleased with the top-line growth, gross margins in the quarter were impacted by several external and mix-related factors. U.S. tariffs accounted for approximately $200,000 in additional costs during the first quarter, providing a meaningful headwind. We are actively pursuing refund opportunities with respect to tariffs that we paid prior to the February 2026 U.S. Supreme Court decision, and we are also exploring mitigation strategies to reduce future exposure. In addition, the strengthening of the Euro year-over-year increased our product costs, further pressuring margins.”

Banks added, “We also saw a higher proportion of revenue coming from our commercial segment, which carries a lower gross margin than our core infection control products. Importantly, this shift reflects intentional expansion into new markets such as ice machines, drinking fountains, and other high-use applications. While this mix impacts margins in the near term, it significantly expands our addressable market and supports long-term growth.”

Commenting on the broader outlook, Banks said, “We remain confident in the underlying strength of our business. Our programmatic model continues to drive consistent reorder activity, and we are seeing increasing traction from our installation, replacement, and education initiatives. We believe these efforts are strengthening customer relationships and improving long-term visibility.”

Banks concluded, “We are building a larger, more durable business. Near-term margin variability driven by external factors and growth investments does not change the trajectory. With continued expansion in key markets such as New York and Puerto Rico, and increasing contribution from our installation, replacement, and education initiatives, we are well positioned to drive both revenue growth and margin expansion moving forward.”

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Financial Performance for the Quarter Ended March 31, 2026

Net revenue for the three months ended March 31, 2026, and 2025 was $5.2 million and $4.9 million, respectively, an increase of 7%. This increase was driven primarily by increased product revenue from programmatic growth, which grew by 23% over the same period in 2025. The growth in programmatic revenue was offset somewhat by a decline in emergency response business. We had significant emergency response business in the first quarter of 2025 that did not fully repeat in 2026.

Cost of goods sold for the first quarter of 2025 was $2.2 million, compared with $1.7 million in the first quarter of 2025, an increase of 29%.

Gross margin for the first quarter of 2026 was 57%, compared with 65% in the first quarter of 2025. The decrease of approximately 8 percentage points was primarily driven by higher product costs due to the decline in the U.S. dollar relative to the Euro and the impact of tariffs implemented in May 2025. Gross margins were also negatively impacted by the mix of revenues, as commercial revenues were a larger part of total revenue in the quarter ended March 31, 2026 versus last year’s comparable quarter. Gross margins are lower on commercial revenues versus our infection control revenues.

Selling, general and administrative expenses for the first quarter of 2026 were approximately $2.5 million, compared with $2.3 million in 2025, an increase of 12% due to increases in headcount and professional fees.

Research and development expenses for the first quarter of 2026 were approximately $346,000, compared with $295,000 in the first quarter of 2025, an increase of 17% due to higher headcount.

Depreciation and amortization expenses for the first quarter of 2026 were approximately $29,000, compared with approximately $39,000 in the first quarter of 2025.

Net income for the first quarter of 2026 was $0.1 million, compared with $0.5 million during the same period in 2025.

Adjusted EBITDA for the first quarter 2026 was approximately $0.2 million, compared with approximately $0.7 million in the first quarter of 2025.

As of March 31, 2026, Nephros had cash and cash equivalents of approximately $4.0 million, compared to $5.4 million as of December 31, 2025, and remains debt free.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Adjusted EBITDA Definition and Reconciliation to GAAP Financial Measures

Adjusted EBITDA is calculated by taking net income (loss) calculated in accordance with generally accepted accounting principles (“GAAP”) and excluding all interest-related expenses and income, tax-related expenses and income, and non-cash items, including depreciation, amortization, non-cash inventory write-offs, and non-cash compensation. The following tables present a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, for the first quarter of the 2026 fiscal year:

(unaudited)

	Three Months Ended March 31,
	2026	2025
	(in $ thousands)

Net income	140	558

Adjustments:
Depreciation of property and equipment	11	17
Amortization of other assets	16	23
Interest income	(32)	(13)
Non-cash stock-based compensation	60	76
Non-cash inventory impairments	11	6

Adjusted EBITDA Income	206	667

Nephros believes that Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to Nephros’ financial condition and results of operations. Management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recognized in Nephros’ financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. To compensate for these limitations, management presents Adjusted EBITDA in connection with net income, the most directly comparable GAAP financial measure. Nephros urges investors to review the reconciliation of Adjusted EBITDA to net income and not to rely on any single financial measure to evaluate the business.

Conference Call Today at 4:30pm Eastern Time

Nephros will host a conference call today at 4:30pm ET, during which management will discuss Nephros’ financial results and provide a general business overview.

Participants may dial into the call as follows:

Domestic access: 1 (844) 808-7106

International access: 1 (412) 317-5285

Upon joining, please ask to be joined into the Nephros conference call.

An audio archive of the call will be available shortly after the call on the Nephros Investor Relations page.

Alternatively, a replay of the call may be accessed until May 14th, 2026 at 1 (855) 669-9658 or 1 (412) 317-0088 for international callers and entering replay access code: 1329051.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

About Nephros

Nephros is committed to improving the human relationship with water through leading, accessible technology. We provide innovative water filtration products and services, along with water-quality education, as part of an integrated approach to water safety. Nephros goods serve the needs of customers within healthcare and commercial markets, offering both proactive and emergency solutions for water management.

For more information about Nephros, please visit nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’ expected future business, revenue and gross margin growth and the timing of such growth, the effect of new regulations on future revenue growth, the expected competitive advantages and anticipated impact of new product offerings and market expansions, Nephros’ ability to obtain refunds for 2025 U.S. tariffs and to otherwise mitigate the impact of U.S. tariffs in the future, and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including Nephros’ ability to further develop its sales organization and realize increased revenues, the extent to which financial results based on emergency response sales can be outside Nephros’ control, the extent to which U.S. tariffs may increase our expenses, inflationary factors and other economic and competitive conditions, the availability of capital when needed, dependence on third-party manufacturers and researchers, and regulatory reforms. These and other risks and uncertainties are detailed in Nephros’ reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025, which it may update in Part II, Item 1A – Risk Factors in its Quarterly Reports on Form 10-Q that it has filed or will file hereafter. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this release, and Nephros does not undertake any responsibility to update any forward-looking statements that it makes, except as may be required by law.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 823-8656

ksmith@pcgadvisory.com

Robert Banks, CEO

Nephros, Inc.

(201) 343-5202 x110

robert.banks@nephros.com

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

NEPHROS, INC.

BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$4,018	$5,400
Accounts receivable, net	3,521	2,414
Inventory	3,619	3,232
Prepaid expenses and other current assets	338	177
Total current assets	11,496	11,223
Property and equipment, net	95	106
Lease right-use-of assets	928	1,021
Intangible assets, net	310	318
Goodwill	759	759
License and supply agreement, net	156	164
Other assets	50	50
TOTAL ASSETS	$13,794	$13,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,463	914
Accrued expenses	662	1,462
Current portion of lease liabilities	402	391
Total current liabilities	2,527	2,767
Lease liabilities, net of current portion	566	672
TOTAL LIABILITIES	3,093	3,439

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value; 5,000,000 shares authorized at March 31, 2026 and December 31, 2025; no shares issued and outstanding at March 31, 2026 and December 31, 2025	-	-
Common stock, $.001 par value; 40,000,000 shares authorized at March 31, 2026 and December 31, 2025; 10,843,493 and 10,644,268 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	11	11
Additional paid-in capital	153,688	153,329
Accumulated deficit	(142,998)	(143,138)
TOTAL STOCKHOLDERS’ EQUITY	10,701	10,202
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,794	$13,641

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

NEPHROS, INC.

STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Net revenue:
Product revenues	$5,040	$4,706
Royalty and other revenues	172	171
Total net revenues	5,212	4,877
Cost of goods sold	2,219	1,723
Gross margin	2,993	3,154
Operating expenses:
Selling, general and administrative	2,521	2,254
Research and development	346	295
Depreciation and amortization	29	39
Total operating expenses	2,896	2,588
Operating income	97	566
Other income (expense):
Interest income	32	13
Other income (expense) net	11	(21)
Total other income (expense):	43	(8)
Net income	$140	$558

Net income per common share, basic	$0.01	$0.05
Net income per common share, diluted	$0.01	$0.05

Weighted average common shares outstanding, basic	10,650,819	10,600,350
Weighted average common shares outstanding, diluted	10,990,904	10,615,766

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